Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES QUARTERLY FINANCIAL RESULTS,

OPENING OF RED BANK FINANCIAL SOLUTIONS CENTER

TOMS RIVER, NEW JERSEY, April 18, 2013…OceanFirst Financial Corp. (NASDAQ:“OCFC”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share amounted to $0.26 for the quarter ended March 31, 2013, as compared to $0.31 for the corresponding prior year period.

During the quarter:

•	Stockholders’ equity per common share at March 31, 2013 increased to $12.43.

•	The Company remains well-capitalized with a tangible common equity ratio of 9.53% at March 31, 2013.

•	The Company set May 11, 2013 for the grand opening of the new Financial Solutions Center in Red Bank, New Jersey, an important growth market for the Bank.

The Company also announced that the Board of Directors declared its sixty-fifth consecutive quarterly cash dividend on common stock. The dividend for the quarter ended March 31, 2013 of $0.12 per share will be paid on May 10, 2013, to shareholders of record on April 29, 2013.

Chairman and CEO John R. Garbarino observed, “While earnings for the quarter were impacted by a significant addition to the reserve for repurchased loans, we were pleased to successfully reach a comprehensive settlement with an important investor as to current and all future repurchase requests. Additionally, we are excited to be expanding into a new market, bringing our extraordinary brand of community banking to our Financial Solutions Center at a premier downtown location in Red Bank.”

Results of Operations

Net income for the three months ended March 31, 2013 decreased to $4.4 million, or $0.26 per diluted share, as compared to net income of $5.6 million, or $0.31 per diluted share for the corresponding prior year period due to reductions in the (loss) gain on the sales of loans available for sale and net interest income, partly offset by reductions in the provision for loan losses and operating expenses.

Net interest income for the quarter ended March 31, 2013 decreased to $17.2 million, as compared to $19.1 million in the same prior year period, reflecting a lower net interest margin partly offset by slightly higher interest-earning assets. The net interest margin decreased to 3.16% for the quarter ended March 31, 2013, from 3.52% in the same prior year period, due to a change in the mix of average interest-earning assets from higher-yielding loans receivable into lower-yielding short-term investments and investment and mortgage-backed securities available for sale. High loan refinance volume also caused yields on loans and mortgage-backed securities to trend downward. The yield on average interest-earning assets decreased to 3.69% for the quarter ended March 31, 2013, as compared to 4.21% for the same prior year period. For the quarter ended March 31, 2012, the yield on loans receivable benefited from commercial loan prepayment fees of $254,000, most of which was related to a single large commercial loan which increased the yield on interest-earning assets and the net interest margin by 5 basis points. Prepayment fee income for the quarter ended March 31, 2013 was $32,000. The cost of average interest-bearing liabilities decreased to 0.61% for the quarter ended March 31, 2013, as compared to 0.79%, in the same prior year period. Average interest-earning assets increased $2.8 million for the quarter ended March 31, 2013, as compared to the same prior year period. The increase in average interest-earning assets was primarily due to the increase in average short-term investments which increased $36.1 million for the quarter ended March 31, 2013 and to the increase in average investment and mortgage-backed securities, which collectively increased $9.3 million. These increases were partly offset by a decrease in average loans receivable, net, of $41.8 million for the quarter ended March 31, 2013 as compared to the same prior year period. The growth in interest-earning assets was primarily funded by an increase in average transaction deposits and non-interest-bearing deposits, partly offset by a decrease in average time deposits and borrowed funds.

For the quarter ended March 31, 2013, the provision for loan losses was $1.1 million as compared to $1.7 million for the corresponding prior year period. The decrease for the quarter ended March 31, 2013 was partly due to a reduction of $573,000 in net charge-offs for the quarter ended March 31, 2013 as compared to the same prior year period and a reduction in loans receivable, net at March 31, 2013 as compared to December 31, 2012. Although non-performing loans increased $4.1 million at March 31, 2013 as compared to December 31, 2012, all of the increase, $4.5 million, relates to loans adversely affected by superstorm Sandy. These loans were identified at December 31, 2012 and potential losses were provided for at that time. (Refer to the discussion in Asset Quality section relating to the impact of superstorm Sandy.)

Other income decreased to $3.4 million for the quarter ended March 31, 2013, as compared to $4.3 million in the same prior year period. Higher fees and service charges and an improvement in the net gain (loss) from other real estate was offset by a decrease in the net (loss) gain on the sale of loans. Effective January 1, 2013, income from the origination of reverse mortgage loans of $166,000 is classified as part of fees and service charges as compared to inclusion in the net gain on the sale of loans in the prior period as the Bank no longer closes these loans in its name. For the quarter ended March 31, 2013, the net (loss) gain on the sale of loans decreased $1.1 million to a loss of $174,000, due to an increase in the provision for repurchased loans, a decrease in loan sale volume and the reclassification of reverse mortgage income. The net (loss) gain on the sale of loans for the quarter ended March 31, 2013 was adversely impacted by an addition of $975,000 to the reserve for repurchased loans as compared to an addition of $150,000 in the same prior year period. (Refer to discussion in Asset Quality section regarding the reserve for repurchased loans.) For the quarter ended March 31, 2013, fees and service charges, exclusive of the $166,000 in fees on reverse mortgage loans, decreased $16,000, as increases in bankcard services and trust revenue were offset by decreases in fees from investment services and deposit accounts. Finally, the net gain (loss) from other real estate operations improved $52,000 for the quarter ended March 31, 2013, as compared to the same prior year period.

Operating expenses decreased by $275,000, to $12.7 million, for the quarter ended March 31, 2013 as compared to the same prior year quarter, primarily due to a reduction in incentive plan expense.

The provision for income taxes was $2.4 million for the quarter ended March 31, 2013, as compared to $3.1 million for the same prior year period. The effective tax rate was 35.1% for the quarter ended March 31, 2013, as compared to 35.7% in the same prior year period.

Financial Condition

Total assets increased by $34.5 million to $2,303.7 million at March 31, 2013, from $2,269.2 million at December 31, 2012. Cash and due from banks increased by $8.8 million, to $71.4 million at March 31, 2013, as compared to $62.5 million at December 31, 2012 and mortgage-backed securities available for sale increased by $49.3 million, to $383.1 million at March 31, 2013, as compared to $333.9 million at December 31, 2012. Loans receivable, net, decreased by $21.8 million, to $1,501.4 million at March 31, 2013 from $1,523.2 million at December 31, 2012, primarily due to prepayments and sale of newly originated 30-year fixed-rate one-to-four family loans.

Deposits increased by $20.6 million, to $1,740.3 million at March 31, 2013, from $1,719.7 million at December 31, 2012 and securities sold under agreements to repurchase with retail customers increased by $10.5 million, to $71.3 million at March 31, 2013, from $60.8 million at December 31, 2012. Stockholders’ equity decreased to $219.6 million at March 31, 2013, as compared to $219.8 million at December 31, 2012, primarily due to the repurchase of 254,340 shares of common stock for $3.6 million (average cost per share of $14.32) and the cash dividend on common stock, partly offset by net income and a reduction in accumulated other comprehensive gain (loss). At March 31, 2013, there were 580,444 shares remaining to be repurchased under the stock repurchase program adopted in the fourth quarter of 2012.

Asset Quality

The Company’s non-performing loans totaled $47.4 million at March 31, 2013, a $4.1 million increase from $43.4 million at December 31, 2012. The increase is due to the impact of superstorm Sandy which caused substantial disruption in the Bank’s market area on October 29 and 30, 2012. The Bank previously identified 124 loans totaling $30.1 million which were adversely impacted by the storm. At March 31, 2013, the status of these loans was as follows:

Amount (000’s)
Loans repaid or brought current	$19,421

Loans for which the Bank granted a temporary repayment plan under which the borrower is performing	4,494

Loan is 30-89 days delinquent	1,705

Loan is 90 days or more delinquent	4,469

$30,089

The Bank increased its allowance for loan losses at December 31, 2012 by $1.8 million in expectation of increasing levels of non-performing loans for borrowers impacted by superstorm Sandy. Net loan charge-offs decreased to $1.1 million for the quarter ended March 31, 2013, as compared to $1.7 million for the corresponding prior year period.

The reserve for repurchased loans and loss sharing obligations, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $1.7 million at March 31, 2013, a $485,000 increase from December 31, 2012 due to an additional provision relating to loans sold to the Federal Home Loan Bank (“FHLB”), incurred losses relating to the FHLB loan sales, a comprehensive settlement with one investor relating to existing and anticipated loan repurchase requests, and recoveries of previously charged-off amounts. The Bank added $975,000 to the reserve relating to loans sold to the FHLB as part of its Mortgage

Partnership Finance (“MPF”) program. Under this program, the Bank and the FHLB share credit risk for the loans sold. The first loss position, equal to 1% of the aggregate amount of the loan pool, is absorbed by the FHLB through a reduction in credit enhancement fees paid to the Bank. The second loss position, generally covering the next 1.5% to 4.0% of the aggregate loan pool, is absorbed by the Bank. Loan losses above the combination of these two thresholds are fully absorbed by the FHLB. For the quarter ended March 31, 2013 the Bank recognized actual losses for the first time under this program of $245,000 on two loans in a single pool. In light of these realized losses, the Bank determined that additional covered losses within that loan pool were likely and recorded the additional provision. The Bank’s maximum remaining loss exposure on all loans sold to the FHLB is $1.8 million, although the Bank’s reserve for repurchased loans includes an estimate of expected future losses. Therefore, additional losses will only be recognized if loan performance deteriorates beyond expectations. The reserve for repurchased loans was reduced by a cash payment of $450,000 as part of a comprehensive settlement with a single investor which settled seven outstanding loan repurchase requests and terminated the right of the investor to make any future claims for repurchase. The anticipated loss on this comprehensive settlement was considered in establishing the repurchase reserve at December 31, 2012. The Bank also recognized $205,000 in recoveries relating to amounts previously charged-off. At March 31, 2013, there were six outstanding loan repurchase requests which the Company is disputing on loans with a total principal balance of $1.8 million, as compared to 12 outstanding loan repurchase requests with a principal balance of $3.6 million at December 31, 2012.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, April 19, 2013 at 11:00 a.m. Eastern time. The direct dial number for the call is (888) 317-6016. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10026869 from one hour after the end of the call until October 29, 2013. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

* * *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered savings bank with $2.3 billion in assets and twenty-four branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	March 31, 2013	December 31, 2012	March 31, 2012

ASSETS

Cash and due from banks	$71,361	$62,544	$38,095
Investment securities available for sale	214,546	213,593	166,356
Federal Home Loan Bank of New York stock, at cost	17,120	17,061	17,747
Mortgage-backed securities available for sale	383,134	333,857	376,461
Loans receivable, net	1,501,362	1,523,200	1,554,862
Mortgage loans held for sale	4,121	6,746	4,081
Interest and dividends receivable	6,095	5,976	6,381
Other real estate owned, net	2,813	3,210	2,038
Premises and equipment, net	22,386	22,233	22,226
Servicing asset	4,515	4,568	4,765
Bank Owned Life Insurance	53,482	53,167	42,135
Other assets	22,776	23,073	26,067

Total assets	$2,303,711	$2,269,228	$2,261,214

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,740,294	$1,719,671	$1,680,444
Securities sold under agreements to repurchase with retail customers	71,311	60,791	68,794
Federal Home Loan Bank advances	225,000	225,000	245,000
Other borrowings	27,500	27,500	27,500
Advances by borrowers for taxes and insurance	7,947	7,386	8,316
Other liabilities	12,105	9,088	10,689

Total liabilities	2,084,157	2,049,436	2,040,743

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 17,660,229, 17,894,929 and 18,593,968 shares outstanding at March 31, 2013, December 31, 2012 and March 31, 2012, respectively	336	336	336
Additional paid-in capital	262,635	262,704	262,750
Retained earnings	200,467	198,109	190,173
Accumulated other comprehensive gain (loss)	829	49	(1,104)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(3,832)	(3,904)	(4,121)
Treasury stock, 15,906,543, 15,671,843 and 14,972,804 shares at March 31, 2013, December 31, 2012 and March 31, 2012, respectively	(240,881)	(237,502)	(227,563)
Common stock acquired by Deferred Compensation Plan	(651)	(647)	(679)
Deferred Compensation Plan Liability	651	647	679

Total stockholders’ equity	219,554	219,792	220,471

Total liabilities and stockholders’ equity	$2,303,711	$2,269,228	$2,261,214

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the three months ended March 31,
	2013	2012
	(unaudited)

Interest income:
Loans	$17,664	$19,805
Mortgage-backed securities	1,648	2,318
Investment securities and other	740	740

Total interest income	20,052	22,863

Interest expense:
Deposits	1,325	2,018
Borrowed funds	1,538	1,740

Total interest expense	2,863	3,758

Net interest income	17,189	19,105

Provision for loan losses	1,100	1,700

Net interest income after provision for loan losses	16,089	17,405

Other income:
Loan servicing income	156	138
Fees and service charges	3,093	2,943
Net (loss) gain on sales of loans available for sale	(174)	972
Net gain (loss) from other real estate operations	2	(50)
Income from Bank Owned Life Insurance	316	306
Other	16	2

Total other income	3,409	4,311

Operating expenses:
Compensation and employee benefits	6,578	6,837
Occupancy	1,363	1,304
Equipment	638	595
Marketing	250	346
Federal deposit insurance	524	531
Data processing	973	943
Check card processing	411	299
Professional fees	611	652
Other operating expense	1,317	1,433

Total operating expenses	12,665	12,940

Income before provision for income taxes	6,833	8,776
Provision for income taxes	2,397	3,129

Net income	$4,436	$5,647

Basic earnings per share	$0.26	$0.31

Diluted earnings per share	$0.26	$0.31

Average basic shares outstanding	17,285	18,064

Average diluted shares outstanding	17,324	18,108

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At March 31, 2013		At December 31, 2012		At March 31, 2012

STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.53%		9.69%		9.75%
Common shares outstanding (in thousands)	17,660		17,895		18,594
Stockholders’ equity per common share	$12.43		$12.28		$11.86
Tangible stockholders’ equity per common share	12.43		12.28		11.86

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$29,567		$26,521		$28,962
Commercial real estate	12,718		11,567		10,584
Construction	—		—		—
Consumer	4,680		4,540		4,067
Commercial	472		746		910

Total non-performing loans	47,437		43,374		44,523
OREO, net	2,813		3,210		2,038

Total non-performing assets	$50,250		$46,584		$46,561

Delinquent loans 30 to 89 days	$14,782	(1)	$11,437	(1)	$9,401

Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$20,062	(2)	$18,160	(2)	$16,230
Performing	16,770	(2)	17,733	(2)	12,747

Total troubled debt restructurings	$36,832		$35,893		$28,977

Allowance for loan losses	$20,494		$20,510		$18,241

Allowance for loan losses as a percent of total loans receivable	1.34%		1.32%		1.16%
Allowance for loan losses as a percent of total non-performing loans	43.20		47.29		40.97
Non-performing loans as a percent of total loans receivable	3.11		2.80		2.83
Non-performing assets as a percent of total assets	2.18		2.05		2.06

	For the three months ended March 31,
	2013	2012
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.77%	0.99%
Return on average stockholders’ equity	8.06	10.38
Interest rate spread	3.08	3.42
Interest rate margin	3.16	3.52
Operating expenses to average assets	2.21	2.27
Efficiency ratio	61.49	55.26

(1)	Delinquent loans 30 to 89 days exclude $4.5 million and $16.5 million, respectively, at March 31, 2013 and December 31, 2012, of loans impacted by superstorm Sandy for which the Bank has granted a temporary payment delay.
(2)	Non-performing and performing troubled debt restructurings were adversely impacted by $2.4 million and $5.6 million, respectively, at March 31, 2013 and by $1.7 million and $6.3 million, respectively, at December 31, 2012 due to the adoption of new guidance issued by the Bank’s regulator, the Office of the Comptroller of the Currency (“OCC”) in the third quarter of 2012. The amount now includes one-to-four family and consumer loans where the borrower’s obligation was discharged in bankruptcy. The updated guidance requires the Bank to include certain loans as troubled debt restructurings due to the discharge of the borrower’s debt. As part of the allowance for loan losses, the Bank established a specific valuation reserve for these loans of $668,000 and $646,000, respectively, at March 31, 2013 and December 31, 2012.

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

	At March 31, 2013	At December 31, 2012

Real estate:
One-to-four family	$789,050	$809,705
Commercial real estate, multi-family and land	470,504	475,155
Residential construction	10,947	9,013
Consumer	192,606	198,143
Commercial	63,747	57,967

Total loans	1,526,854	1,549,983

Loans in process	(4,846)	(3,639)
Deferred origination costs, net	3,969	4,112
Allowance for loan losses	(20,494)	(20,510)

Total loans, net	1,505,483	1,529,946

Less: mortgage loans held for sale	4,121	6,746

Loans receivable, net	$1,501,362	$1,523,200

Mortgage loans serviced for others	$832,258	$840,900
Loan pipeline	83,375	74,062

	For the three months ended March 31,
	2013	2012

Loan originations	$86,843	$109,417
Loans sold	36,791	40,822
Net charge-offs	1,116	1,689

DEPOSITS

	At March 31, 2013	At December 31, 2012
Type of Account
Non-interest-bearing	$201,784	$179,074
Interest-bearing checking	910,547	940,190
Money market deposit	124,797	118,154
Savings	285,815	256,035
Time deposits	217,351	226,218

	$1,740,294	$1,719,671

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED MARCH 31,
	2013			2012
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$85,951	$26	0.12%	$49,840	$21	0.17%
Investment securities (1)	223,146	520	0.93	179,237	490	1.09
FHLB stock	17,108	194	4.54	17,900	229	5.12
Mortgage-backed securities (1)	324,943	1,648	2.03	359,530	2,318	2.58
Loans receivable, net (2)	1,524,156	17,664	4.64	1,565,956	19,805	5.06

Total interest-earning assets	2,175,304	20,052	3.69	2,172,463	22,863	4.21

Non-interest-earning assets	118,148			103,620

Total assets	$2,293,452			$2,276,083

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,330,639	563	0.17	$1,283,926	916	0.29
Time deposits	221,200	762	1.38	255,999	1,102	1.72

Total	1,551,839	1,325	0.34	1,539,925	2,018	0.52
Borrowed funds	319,645	1,538	1.92	351,311	1,740	1.98

Total interest-bearing liabilities	1,871,484	2,863	0.61	1,891,236	3,758	0.79

Non-interest-bearing deposits	185,066			151,143
Non-interest-bearing liabilities	16,845			16,125

Total liabilities	2,073,395			2,058,504
Stockholders’ equity	220,057			217,579

Total liabilities and stockholders’ equity	$2,293,452			$2,276,083

Net interest income		$17,189			$19,105

Net interest rate spread (3)			3.08%			3.42%

Net interest margin (4)			3.16%			3.52%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.